UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2025

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

As previously disclosed, on August 19, 2025, HCW Biologics Inc. (the “Company” or “HCW Biologics”) was notified by the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), which requires the maintenance of $2.5 million in stockholders’ equity for continued listing on The Nasdaq Capital Market. The Company thereafter requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to address the deficiency, which was held on September 25, 2025. By decision dated October 13, 2025, the Panel granted the Company an extension through December 31, 2025, to evidence compliance with the Equity Rule, and through February 17, 2026, to evidence the Company’s continued compliance with all applicable criteria for continued listing on The Nasdaq Capital Market. February 17, 2026, constitutes the full extent of the Panel’s discretion in this matter.

Since the issuance of the Panel’s decision, the Company has completed certain transactions that the Company believes have served to increase the Company’s stockholders’ equity balance.

First, on November 19, 2025, the Company completed a warrant inducement transaction, pursuant to which the Company reduced the exercise price of certain existing warrants to purchase 1,510,205 shares of common stock (“Common Stock”) to $2.66 per share. In consideration therefor, the warrant holders exercised such warrants and the Company issued new warrants to such holders, which may be exercised for up to 3,020,410 shares of Common Stock at an exercise price of $2.41 per share. Net proceeds from the warrant inducement transaction totaled approximately $3.8 million, and a corresponding increase to stockholders’ equity.

Second, during the fourth quarter of 2025, the Company issued shares of Common Stock under its Standby Equity Line of Credit, which resulted in net proceeds to the Company of $363,858, and a corresponding increase to stockholders’ equity.

Third, on December 30, 2025, the Company executed a settlement agreement relating to approximately $7.4 million of outstanding legal fees included in the Company’s outstanding trade payables. The terms of the settlement include $2.0 million of cash settlement payments, consisting of a $500,000 payment on or before December 31, 2025 (which has been paid), and a $1.5 million payment to be made within one business day of receipt of payment of a license fee from Beijing Trimmune Biotech Co., Ltd. or its affiliates. The settlement also includes a contingent promissory note providing for certain potential payments in the event, and only to the extent, that the Company achieves certain defined milestones in the future, but such contingent promissory note does not include or represent a current liability or obligation that must be recognized by the Company as of December 31, 2025. As a result of the settlement, the Company expects to recognize an increase to stockholders’ equity of approximately $5.4 million as of December 31, 2025, due to the satisfaction of the full amount of the approximately $7.4 million of an outstanding liability.

Based on, among other things, the foregoing transactions, as of the date of this report, the Company believes it has stockholders’ equity in excess of $2.5 million. The Company is awaiting Nasdaq’s formal determination that it has evidenced compliance with the Equity Rule and intends to provide an update upon receipt of such determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW BIOLOGICS INC.

Date:	December 31, 2025	By:	/s/ Hing C. Wong
Hing C. Wong, Founder and Chief Executive Officer